Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

October 20, 2026

Copart, Inc.

14185 Dallas Parkway, Suite 300

Dallas, Texas 75254

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Copart, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,500,000 shares of common stock of the Company, par value $0.0001 per share (the “Shares”), issuable pursuant to equity awards granted under the ACV Auctions Inc. 2021 Equity Incentive Plan (the “Plan”), which were assumed in connection with the completion of the merger contemplated by the Agreement and Plan of Merger, dated as of September 10, 2026, by and among the Company, Apple Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and ACV Auctions Inc.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

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